Exhibit 21

Subsidiaries of the Registrant

Roller Bearing Company of America, Inc.
RBC Precision Products—Plymouth, Inc.
Industrial Tectonics Bearings Corporation
RBC Linear Precision Products, Inc.
RBC Precision Products—Bremen, Inc.
RBC Nice Bearings, Inc.
Tyson Bearing Company, Inc.
RBC Oklahoma, Inc.
RBC Aircraft Products, Inc.
RBC Southwest Products, Inc.
All Power Manufacturing Co.
RBC de Mexico S DE RL DE CV
Schaublin Holdings S.A.
Schaublin SA
J. Bovagnet SA
RBC France SAS
Shanghai Representative office of Roller Bearing Company of America, Inc.
RBC Bearings U.K. Limited
RBC CBS Coastal Bearing Services LLC